Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Giga-tronics Incorporated

We consent to the incorporation by reference in the registration statements on (Nos. 333-45476, 333-34719, 333-39403 and 333-69688 on Form S-8) of Giga-tronics, Incorporated of our report dated May 7, 2004, except as to Note 11, which is as of June 1, 2004, relating to the consolidated balance sheets of Giga-tronics, Incorporated and subsidiaries as of March 27, 2004 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, which report appears elsewhere in this Form 10-KSB.

/s/ KPMG LLP
KPMG LLP

Mountain View, California
June 10, 2005

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